Exhibit 99.1

Staffing 360 Solutions Announces Financial Results for Fiscal Q1 2017

Company Reports Record Revenue of $47.8 Million, Gross Profit of $8.5 Million, Net Loss of $1.3 Million and the Largest Adjusted EBITDA Figure in Staffing 360’s History at $1.8 Million

New York, NY – October 11, 2016 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the US and the UK, today released its financial results for its fiscal quarter ended August 31, 2016.

“This quarter has been a great start to the fiscal year,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “With $47.8 million of revenue for the three months ended August 31st, we are now at a current run-rate over $190 million of revenue.  Not only are we growing rapidly as a result of the acquisitions we have completed since this time one year ago, including Lighthouse Placement Services and The JM Group, we are also showing strong organic growth of over 14% year over year.”

Summary of the Fiscal First Quarter Ended August 31, 2016

•	Revenue increased 33.1% to $47.8 million, compared to $35.9 million in the fiscal quarter ended August 31, 2015;
•	Gross profit increased 34.3% to $8.5 million, compared to $6.3 million in the fiscal quarter ended August 31, 2015;
•	Net loss decreased 22.2% to $1.3 million*, compared to a net loss of $1.7 million* in the fiscal quarter ended August 31, 2015;
•	Adjusted EBITDA increased 184% to $1.8 million*, compared to Adjusted EBITDA of $619,000* in the fiscal quarter ended August 31, 2015.

* A table has been included in this press release reconciling net loss to Adjusted EBITDA.

“Our metrics are improving on almost every front, especially our bottom line,” Mr. Flood continued. “We posted our strongest Adjusted EBITDA result in our Company’s history – $1.8 million for the quarter ended August 2016.  This puts us on a trailing twelve month Adjusted EBITDA of $5.3 million, exceeding our prior year results for the same period by over 200%.  We are pleased with the progress we have made and the stage we are setting for future growth.”

Analysis of Financial Results

As a result of the Company’s numerous acquisitions and strong organic growth, revenues increased to $47.8 million in the fiscal quarter ended August 31, 2016, compared to $35.9 million for the same period in 2015.  Gross profit increased to over $8.5 million, compared to $6.3 million for the same period in 2015.  This represents gross margin of 17.8% compared to 17.6% respectively.

The Company’s net loss for the quarter ended August 31, 2016 was $1.3 million, compared to a net loss of $1.7 million for the same period in 2015.  The net loss was attributable primarily to non-cash accounting charges, as well as professional, legal, capital raising and other non-recurring expenses.

“This has been a significant quarter for Staffing 360 Solutions,” stated David Faiman, Chief Financial Officer.  “We achieved operating profit for the first time in our history, we are realizing economies of scale, and we are continuing to improve our balance sheet. In Q1 2017, our working capital deficiency improved by approximately $500,000 and stockholder’s equity increased from $7.5 million to $8.2 million in the current quarter.  We have also improved debt levels with the equity we have raised through our S-3 registration statement.  We now have $5.3 million of trailing twelve month Adjusted EBITDA compared to $9.7 million of net debt, resulting in a 1.9x leverage ratio.”

Other Highlights of the Fiscal First Quarter and Subsequent Events

•

Announced a new office location in Concord, North Carolina. This new location represents the Company's third office in North Carolina since expanding into the state three years ago and is beginning to contribute to overall sales now that the space is fully staffed and operational.

•

Opened the Nasdaq market on August 15, 2016. As a Nasdaq-listed company, Staffing 360's ability to communicate its progress with a broader audience is expected to increase, especially as trading volume continues to rise to all-time new levels;

•

Raised $5.3 million in equity through the August quarter, utilizing the Company’s S-3 registration statement, which became effective in March 2016. The Company believes this represents a major step toward achieving its larger initiatives as it continues to grow the business while paying down and reducing debt.

“Staffing 360 Solutions continues to grow at a record pace,” said Matt Briand, President and CEO. “Both our M&A activity, as well as our strong operational improvements from our business units have driven our results higher.  Although expanding over 30% overall is impressive, delivering 14% organic growth year over year is a significant achievement.  We have boosted growth by winning several new annual contracts in the consumer goods, education and beverage industries, which are expected to show more impact over the coming quarters.”

Earnings Conference Call

Staffing 360 Solutions will host its earnings conference call on Tuesday, October 11, 2016 at 9:00 am Eastern to discuss its financial results for the fiscal quarter ended August 31, 2016. The conference call will include a Q&A session where investors will have the opportunity to ask questions of management.

The teleconference can be accessed by dialing 877.407.0778 within the United States, 800.756.3429 within the UK, or 201.689.8565 internationally.  Please dial in 10 minutes prior to the beginning of the call. There will be a playback of the teleconference available until November 11, 2016.  To listen to the playback, dial 877.481.4010 within the United States or 919.882.2331 internationally and use replay ID number: 10101.

The conference call will be simultaneously webcast and available at:

http://www.investorcalendar.com/event/175346

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and the UK.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

212.634.6410

info@staffing360solutions.com

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(All Amounts in Thousands)

	August 31,	May 31,
	2016	2016
	(Unaudited)

ASSETS

Assets
Current Assets	$ 26,236	$ 23,359
Other Assets	30,755	30,400
Total Assets	$ 56,991	$ 53,759

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current Liabilities	$ 42,261	$ 39,918
Other Liabilities	5,730	6,329
Total Liabilities	47,991	46,247

Series D Preferred Stock	774	-

Total Stockholders’ Equity	8,226	7,512
Total Liabilities and Stockholders’ Equity	$ 56,991	$ 53,759

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(All Amounts in Thousands)

	Three Months Ended August 31,
	2016	2015
	(Unaudited)

Revenue	$ 47,750	$ 35,884

Cost of Revenue	39,261	29,563

Gross Profit	8,489	6,321

Operating Expenses	8,443	6,895

Income (Loss) from Operations *	46	(574)

Other Expenses *	(1,271)	(1,083)

Loss Before Provision for Income Tax	(1,225)	(1,657)

Provision for Income Taxes	(69)	(35)

Net Loss	$ (1,294)	$ (1,692)

Net Loss Attributable to Non-Controlling Interest	-	(15)
Dividends – Series A Preferred Stock	(50)	(50)

Net Loss Attributable to Common Stock *	$ (1,344)	$ (1,727)

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Non-GAAP Adjusted EBITDA Calculations
Comparing the Three Months Ended August 31, 2016 and 2015
(All Amounts in Thousands)

	Three Months Ended August 31,
	2016	2015
	(Unaudited)

Revenue	$ 47,750	$ 35,884

Gross Profit	$ 8,489	$ 6,321

Income (Loss) from Operations *	$ 46	$ (574)

Net Loss Attributable to Common Stock *	$ (1,344)	$ (1,727)

Adjustments:
Interest Expense *	$ 643	$ 526
Provision for Income Taxes	69	35
Depreciation and Amortization **	1,352	1,324
EBITDA *	720	158

Acquisition, Capital Raising and Other Non-Recurring Expenses	789	231
Other Non-Cash Charges	165	225
Dividends – Series A Preferred Stock	50	50
Other Income / (Expense)	34	(30)
Net Income Attributable to Non-Controlling Interest	-	(15)
Adjusted EBITDA *	$ 1,758	$ 619

Trailing Twelve Months (TTM) Adjusted EBITDA *	$ 5,250	$ 1,735

* During the fourth quarter of fiscal 2016, the Company reclassified certain banking fees, previously reported within Loss from Operations, to Interest Expense for all quarters during the fiscal 2016 year.  Adjusted EBITDA has changed as a result, based on these historical adjustments.

** Includes amortization included within Other Income / (Expenses).